UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2020

LeMaitre Vascular, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-33092

Delaware	04-2825458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

63 Second Avenue

Burlington, MA 01803

(Address of principal executive offices, including zip code)

781-221-2266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by checkmark whether the company is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12c-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

 Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common stock, $0.01 par value per share	LMAT	The Nasdaq Global Market

Item 2.02. Results of Operations and Financial Condition.

On April 30, 2020, LeMaitre Vascular, Inc. (the “Company”) issued a press release regarding its preliminary financial and operational results for the quarter ended March 31, 2020. A copy of the press release is furnished as Exhibit 99.1 to this Report.

The information in this Item 2.02, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Upon recommendation from the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of the Company, on April 28, 2020, the Board appointed Bridget A. Ross as a director of the Company and as a member of the Nominating and Corporate Governance Committee of the Board, in each case effective as of such date, to fill a vacancy on the Board due to the death of Michael H. Thomas. Ms. Ross will serve as a Class II director and will hold office until the Company’s 2020 annual stockholders meeting, subject to her earlier resignation, removal or death.

There are no arrangements or understandings between Ms. Ross and any other persons pursuant to which she was selected as a director. Ms. Ross has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Ross will be compensated according to the Company's Non-Employee Director Compensation Policy and will also be entitled to indemnification pursuant to the standard indemnification agreement between the Company and its officers and directors.

Under the Non-Employee Director Compensation Policy, non-employee directors of the Company receive an annual retainer for Board membership of $10,000 and an annual retainer for each committee membership of $1,000, except that members of the Audit Committee receive an annual retainer for committee membership of $2,500. The chairmen of the Company's committees receive an annual retainer of $5,000, except that the chairman of the Audit Committee receives an annual retainer of $15,000. Annual retainer payments are pro-rated based upon days of service in the event a non-employee director joins or leaves the Board during any calendar year. Non-employee directors also receive a fee of $2,500 for each regularly scheduled quarterly Board meeting attended in person, $1,000 for each regularly scheduled quarterly Board meeting attended by telephone or videoconferencing, $500 for each special Board meeting attended either in person or by telephone or videoconferencing, and $500 for each committee meeting attended either in person or by telephone or teleconference. Aggregate cash compensation paid to any non-employee director for any year may not exceed $40,000 without the approval of the Board.

For the remainder of 2020, non-employee directors of the Board, including Ms. Ross, will not receive any cash compensation in respect of their service on the Board.

As a non-employee director, Ms. Ross will also be eligible to receive (i) an option to purchase 20,000 shares of the Company's common stock in connection with her initial appointment to the Board and (ii) an option to purchase 7,500 shares of the Company's common stock at the first Board meeting following each annual meeting of the Company's stockholders, provided that she has served as a director for at least six months at such time.

Ms. Ross will also be reimbursed for out-of-pocket expenses incurred on the Company's behalf and be eligible to participate in the Third Amended and Restated 2006 Stock Option and Incentive Plan on an ad hoc basis from time to time at the discretion of the Board.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are furnished or filed as part of this Report, as applicable:

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued by LeMaitre Vascular, Inc. on April 30, 2020.

Exhibit Index

Exhibit No.	Description

99.1	Press release issued by LeMaitre Vascular, Inc. on April 30, 2020.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeMaitre Vascular, Inc.

Date: April 30, 2020	By:	Joseph P. Pellegrino, Jr. /s/ JOSEPH P. PELLEGRINO, JR.
Joseph P. Pellegrino, Jr. Chief Financial Officer